Exhibit 16.1

March 16, 2026

Securities and Exchange Commission

100 F. Street, N.E.

Washington D.C. 20549

Commissioners:

We have read the statements made by Aemetis, Inc. that we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K with a Report Date of March 10, 2026. We agree with the statements concerning our firm contained therein.

Very truly yours,

/s/ RSM US LLP

Des Moines, Iowa